Exhibit 99.1

PRESS RELEASE
Fidelity National Title Group, Inc. Reports Second Quarter 2006 EPS of $0.67
Jacksonville, Fla. — (July 25, 2006) — Fidelity National Title Group, Inc. (NYSE: FNT), one of the nation’s largest title insurance companies and a majority-owned, publicly traded subsidiary of Fidelity National Financial, Inc. (NYSE: FNF), today reported operating results for the three-month and six-month periods ended June 30, 2006.

	2nd Quarter	2nd Quarter
	2006	2005
Total revenue	$1.566 billion	$1.687 billion
Pre-tax margin	11.6%	15.4%
Net earnings	$116.5 million	$160.6 million
Net earnings per share — diluted	$0.67	$0.93
Cash flow from operations	$221.7 million	$332.0 million
Return on average equity	18.4%	22.3%

	Six Months Ended	Six Months Ended
	June 30, 2006	June 30, 2005
Total revenue	$2.959 billion	$2.952 billion
Pre-tax margin	10.3%	13.2%
Net earnings	$195.6 million	$242.9 million
Net earnings per share — diluted	$1.13	$1.40
Cash flow from operations	$301.9 million	$391.2 million
Return on average equity	15.6%	17.0%
     “The second quarter results were a significant improvement from the seasonally challenging first quarter,” said Chief Executive Officer Raymond R. Quirk. “Open order volumes have remained consistent since February, staffing levels are stable, cash flow generation remains strong and our monthly financial results improved each month during the quarter. We expect third quarter pre-tax margins and overall financial results to exceed those of the second quarter.”
     The following table depicts monthly direct orders opened and closed in the title and escrow business for the second quarter of both 2006 and 2005:

	Direct Orders	Direct Orders
Month	Opened	Closed	Closing %
April 2006	217,700	146,400	67%
May 2006	243,000	161,800	67%
June 2006	236,500	165,600	70%

Second Quarter 2006	697,200	473,800	68%

	Direct Orders	Direct Orders
Month	Opened	Closed	Closing %
April 2005	259,600	177,100	68%
May 2005	268,700	180,200	67%
June 2005	301,200	203,100	67%

Second Quarter 2005	829,500	560,400	68%

     The following table depicts monthly commercial direct orders opened and closed in the national commercial divisions for the second quarter of both 2006 and 2005:

	Open	Closed	Commercial
	Commercial	Commercial	Revenue	Commercial
	Orders	Orders	(In thousands)	Fee Per File
2nd Quarter 2006	14,240	9,064	$68,936	$7,605
2nd Quarter 2005	14,644	8,761	$66,821	$7,627
     Fidelity National Title Group, Inc. (NYSE: FNT) is one of the nation’s largest title insurance companies. The Company’s title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — issue approximately 29 percent of all title insurance policies in the United States. Through its direct operations and agencies, the Company provides title insurance in 49 states, the District of Columbia, Guam, Mexico, Puerto Rico, the U.S. Virgin Islands and Canada. More information about Fidelity National Title Group can be found at www.fntg.com.
     FNT is a majority-owned subsidiary of Fidelity National Financial Inc. (NYSE: FNF), number 248 on the Fortune 500 and a provider of products and outsourced services and solutions to a variety of industries. More information about FNF can be found at www.fnf.com.
     This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets; adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U. S. economy; compliance with extensive regulations; regulatory investigations of the title insurance industry; our business concentration in the State of California, the source of over 20% of our title insurance premiums; our dependence on distributions from our title insurance underwriters as our main source of cash flow; competition from other title insurance companies; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Title Group, Inc.
CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, Fidelity National Financial, Inc., 904-854-8120, dkmurphy@fnf.com

FIDELITY NATIONAL TITLE GROUP, INC.
SUMMARY OF EARNINGS
(In thousands, except per share amounts and order information)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Direct title premiums	$504,532	$561,191	$952,301	$1,017,396
Agency title premiums	708,714	771,687	1,337,134	1,304,200

Total title premiums	1,213,246	1,332,878	2,289,435	2,321,596
Escrow and other title-related fees	287,598	300,328	541,657	543,465

Total title and escrow	1,500,844	1,633,206	2,831,092	2,865,061

Interest and investment income	46,717	24,576	84,729	45,430
Realized gains and losses	6,107	18,486	20,613	21,922
Other	11,931	10,945	22,429	20,020

Total revenue	1,565,599	1,687,213	2,958,863	2,952,433

Personnel costs	466,221	479,943	918,656	904,603
Other operating expenses	242,645	241,358	453,538	451,093
Agent commissions	544,169	595,220	1,032,537	1,005,121
Depreciation and amortization	27,194	24,523	53,431	49,389
Claim loss expense	91,017	86,451	171,738	150,677
Interest expense	12,374	421	23,700	724

Total expenses	1,383,620	1,427,916	2,653,600	2,561,607

Earnings before income taxes	181,979	259,297	305,263	390,826
Income tax expense	64,603	97,774	108,369	146,637
Minority interest	863	945	1,279	1,292

Net earnings	$116,513	$160,578	$195,615	$242,897

Net earnings per share — basic	$0.67	$0.93	$1.13	$1.40

Net earnings per share — diluted	$0.67	$0.93	$1.13	$1.40

Weighted average shares — basic	173,475	173,520	173,475	173,520

Weighted average shares — diluted	173,647	173,520	173,651	173,520

Direct operations orders opened	697,200	829,500	1,381,000	1,577,200
Direct operations orders closed	473,800	560,400	910,100	1,048,900
Fee Per File	$1,597	$1,500	$1,566	$1,447

(1)	For the 2005 period, net earnings per share is a pro forma presentation based on the distribution of 173,520 shares on October 17, 2005

FIDELITY NATIONAL TITLE GROUP, INC.
SUMMARY BALANCE SHEET INFORMATION
(In thousands, except per share amounts)

	June 30,	December 31,
	2006	2005
	(Unaudited)
Cash and investment portfolio	$4,098,288	$3,762,895
Goodwill	1,051,523	1,051,526
Title plants	314,832	308,675
Total assets	6,199,666	5,900,533
Notes payable	573,197	603,262
Reserve for claim losses	1,130,444	1,063,857
Secured trust deposits	1,001,727	882,602
Total stockholders’ equity	2,551,178	2,480,037
Book value per share	14.64	14.23